EXHIBIT 21

Subsidiaries of NewAlliance Bancshares, Inc.

NewAlliance Bank, a Connecticut chartered savings bank
Alliance Capital Trust I, a Delaware Statutory Business Trust
Alliance Capital Trust II, a Delaware Statutory Business Trust
Westbank Capital Trust II, a Delaware Statutory Business Trust
Westbank Capital Trust III, a Delaware Statutory Business Trust

Subsidiaries of NewAlliance Bank

NewAlliance Bank Community Development Corporation, a Connecticut corporation
The Loan Source, Inc., a Connecticut corporation
NewAlliance Servicing Company, a Connecticut corporation
NewAlliance Investments, Inc., a Connecticut corporation